Filed Pursuant to Rule 424(b)(2)
Registration No. 333-235348

CALCULATION OF REGISTRATION FEE

Proposed
	Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities to be Registered	Offering Price	Fee
Common Stock, par value $2.50 per share	$269,999,978(1)	$35,046(2)

(1)	Assuming exercise in full of the underwriters’ option to purchase additional shares.

(2)	Calculated pursuant to Rules 457(o) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 4, 2019)

New Jersey Resources Corporation

5,700,000 Shares of Common Stock

We are offering and selling 5,333,334 shares of our common stock, par value $2.50 per share, in this offering, and the forward sellers referred to below are offering 366,666 shares of our common stock in this offering. We expect to enter into separate forward sale agreements with Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association, which we refer to as the forward purchasers, with respect to 220,000 shares of our common stock in the case of the forward sale agreement with Wells Fargo Bank, National Association and 146,666 shares of our common stock in the case of the forward sale agreement with JPMorgan Chase Bank, National Association. In connection with the forward sale agreements between us and the forward purchasers, the forward purchasers or their affiliates, whom we refer to in that capacity as the forward sellers, are, at our request, borrowing from third parties and selling to the underwriters an aggregate of 366,666 shares of our common stock in connection with the forward sale agreements between us and the forward purchasers. If a forward purchaser determines, in its commercially reasonable judgment, that its affiliated forward seller is unable to borrow and deliver for sale on the anticipated closing date the number of shares of our common stock underlying the relevant forward sale agreement, or that its affiliated forward seller would incur a stock loan cost greater than a specified amount in order to do so, then we will issue and sell directly to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the affiliated forward seller does not borrow and sell.

We expect to receive proceeds from the sale of 5,333,334 shares of our common stock offered and sold by us in this offering, but we will not initially receive any proceeds from the sale of 366,666 shares of our common stock offered and sold by the forward sellers to the underwriters, except in certain circumstances described in this prospectus supplement. We expect to settle the forward sale agreements and receive proceeds, subject to certain adjustments, from the sale of those shares of our common stock assuming one or more future physical settlements of the forward sale agreements no later than September 30, 2020. We may settle the forward sale agreements entirely by the full physical delivery of shares of our common stock in exchange for cash proceeds, or we may elect cash settlement or net share settlement for all or a portion of our obligations under the forward sale agreements. If we elect to cash settle or net share settle the forward sale agreements, we may not receive any proceeds from the issuance of shares, and we will instead receive or pay cash (in the case of cash settlement) or receive or deliver shares of our common stock (in the case of net share settlement). See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” beginning on page S-23 of this prospectus supplement for a description of the forward sale agreements.

We intend to use the net proceeds from this offering, together with the Debt Financing (as defined in this prospectus supplement), to repay borrowings under our bridge credit facility, which were used to finance our acquisition of Leaf River Energy Center LLC and its subsidiary, or the Leaf River Acquisition, and to pay related fees and expenses. This offering is not conditioned on the completion of the Debt Financing. After repaying our bridge credit facility, we expect to use any remaining net proceeds from this offering, if any, and net proceeds from settlement of the forward sale agreements, if any, for general corporate purposes, which may include future acquisitions, repayment of indebtedness, capital expenditures and working capital. See “Prospectus Supplement Summary—The Leaf River Acquisition” and “Use of Proceeds.”

Our common stock is listed on the New York Stock Exchange under the symbol “NJR.”

	Per Share	Total
Public Offering Price	$41.2500	$235,125,000
Underwriting Discount	$1.2375	$7,053,750
Proceeds to Us (before expenses)(1)	$40.0125	$228,071,250
____________________

(1)	We expect to receive estimated net proceeds, before expenses, of $228,071,250 (based on the offering price of $41.2500 per share) in connection with this offering of our common stock (assuming no exercise of the underwriters’ over-allotment option described below). Depending on the price of our common stock at the time of settlement of the forward sale agreements and the relevant settlement method, we may receive additional proceeds upon settlement of the forward sale agreements, which settlement must occur no later than September 30, 2020. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreements are physically settled based on the initial forward sale price of $40.0125 per share (which is the public offering price less the underwriting discount shown above). The forward sale price is subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreements during the term of the forward sale agreements. The forward sale price will also be subject to decrease if the cost to a forward seller of borrowing the number of shares of our common stock underlying the applicable forward sale agreement exceeds a specified amount. The actual proceeds, if any, will be calculated as described in this prospectus supplement. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. Although we expect to settle the forward sale agreements entirely by the full physical delivery of shares of common stock in exchange for cash proceeds, we may elect cash settlement or net share settlement for all or a portion of the forward sale agreements. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

We have granted the underwriters an over-allotment option to purchase up to an additional 845,454 shares of our common stock at the per share price to the public less the per share underwriting discount set forth above, exercisable within 30 days from the date of this prospectus supplement, solely to cover over-allotments. We may elect, in our sole discretion if that option is exercised, that those additional shares of our common stock be sold (i) by us directly to the underwriters or (ii) by the forward sellers to the underwriters (in which case we will enter into additional forward sale agreements with the forward purchasers in respect of the number of shares of our common stock that are subject to the exercise of the underwriters’ over-allotment option to purchase additional shares of our common stock). Unless the context requires otherwise, the term “forward sale agreements” as used in this prospectus supplement includes any additional forward sale agreements that we elect to enter into in connection with the exercise, by the underwriters, of their over-allotment option to purchase additional shares of our common stock. In the event that we enter into any additional forward sale agreements and elect that any additional shares be sold by the forward sellers to the underwriters, if a forward purchaser determines, in its commercially reasonable judgment, that its affiliated forward seller is unable to borrow and deliver for sale on the anticipated closing date for that option the number of shares of our common stock underlying the relevant forward sale agreement with respect to which that option has been exercised, or that its affiliated forward seller would incur a stock loan cost greater than a specified amount in order to do so, then we will issue and sell to the underwriters a number of shares of our common stock equal to the number of shares of our common stock that the affiliated forward seller does not borrow and sell.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about December 9, 2019.

Joint Book-Running Managers
Wells Fargo Securities		J.P. Morgan

Senior Co-Managers
BB&T Capital Markets	TD Securities	Scotiabank

Co-Managers
Goldman Sachs & Co. LLC	Janney Montgomery Scott	Siebert Williams Shank

The date of this prospectus supplement is December 4, 2019.

Prospectus Supplement

PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	S-12
WHERE YOU CAN FIND MORE INFORMATION	S-14
USE OF PROCEEDS	S-15
CAPITALIZATION	S-16
ACCOUNTING TREATMENT	S-17
MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS	S-18
UNDERWRITING (CONFLICTS OF INTEREST)	S-21
NOTICES TO INVESTORS	S-27
LEGAL MATTERS	S-30
EXPERTS	S-30

Prospectus

RISK FACTORS	1
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS	2
ABOUT NEW JERSEY RESOURCES CORPORATION	3
USE OF PROCEEDS	3
DESCRIPTION OF COMMON STOCK	4
PLAN OF DISTRIBUTION	7
LEGAL MATTERS	9
EXPERTS	9

This prospectus supplement and the accompanying prospectus are each part of an automatic shelf registration statement on Form S-3ASR that we filed with the U.S. Securities and Exchange Commission (the “Commission”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may from time to time offer and sell to the public any or all of the securities described in the registration statement in one or more offerings. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of our common stock subject to the offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the shares of our common stock subject to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Commission contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the forward purchasers, the forward sellers and the underwriters have not, authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the forward purchasers, the forward sellers and the underwriters are not, making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any communication from us or the underwriters specifying the final terms of the offering and the documents incorporated by reference herein and therein is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, unless the context otherwise requires, the words “NJR,” “we,” “our” and “us” and similar terms refer to New Jersey Resources Corporation. Leaf River refers to Leaf River Energy Center LLC and its subsidiary, without giving effect to the Leaf River Acquisition.

The following summary contains basic information about the offering. It may not contain all of the information that is important to you. The “Description of Common Stock” section of the accompanying prospectus contains more detailed information regarding our common stock. The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and in the accompanying prospectus.

New Jersey Resources Corporation

New Jersey Resources Corporation is a New Jersey corporation formed in 1981 pursuant to a corporate reorganization. We are an energy services holding company whose principal business is the distribution of natural gas through a regulated utility, providing other retail and wholesale energy services to customers and investing in clean energy projects and midstream assets. We are an exempt holding company under section 1263 of the Energy Policy Act of 2005.

Our primary subsidiaries include:

●

New Jersey Natural Gas Company (NJNG) provides regulated retail natural gas service to approximately 547,600 residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets. NJNG, a local natural gas distribution company, is regulated by the New Jersey Board of Public Utilities and comprises our natural gas distribution segment.

●

NJR Clean Energy Ventures Corporation (NJRCEV) includes the results of operations and assets related to our unregulated capital investments in clean energy projects, including commercial and residential solar projects. NJRCEV comprises our clean energy ventures segment.

●

NJR Energy Services Company (NJRES) maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts in the U.S. and Canada. NJRES also provides unregulated wholesale energy management services to other energy companies and natural gas producers. NJRES comprises our energy services segment.

●

NJR Midstream Holdings Corporation (NJR Midstream), which comprises the midstream segment, invests in energy-related ventures through its subsidiaries. Investments include NJR Steckman Ridge Storage Company, which holds our 50 percent combined ownership interest in Steckman Ridge, located in Pennsylvania, and NJR Pipeline Company, which includes our 100 percent equity ownership in Adelphia Gateway, LLC (Adelphia) and our 20 percent ownership interest in PennEast Pipeline Company, LLC (PennEast). NJR Pipeline Company also includes Leaf River Energy LLC, which was acquired on October 11, 2019.

●

NJR Home Services Company provides heating, ventilation and cooling service, sales and installation of appliances to approximately 108,000 service contract customers, as well as solar installation projects, and is the primary contributor to home services and other operations.

For more information about NJR and its subsidiaries, visit our website at www.njresources.com. Except for documents specifically incorporated into this prospectus supplement, the information contained in, or that can be accessed through, our website is not a part of this prospectus supplement.

NJR’s principal offices are located at 1415 Wyckoff Road, Wall, New Jersey 07719, and our telephone number is (732) 938-1480.

The Leaf River Acquisition

Leaf River Acquisition

Overview

Leaf River is a natural gas storage facility located in southeastern Mississippi with connections to six interstate pipelines. It consists of three salt dome caverns with a combined working natural gas storage capacity of 32.2 million dekatherms (MMDth). Leaf River’s caverns came online between 2011 and 2014. The facility is designed with the capability to expand with the installation of an additional storage cavern that would add approximately 13.1 MMDth of storage capacity. With the Leaf River Acquisition, NJR Midstream now has ownership interests in natural gas storage facilities in the Gulf Coast and Marcellus Shale regions, with working gas capacity of more than 44 MMDth.

Terms of the Leaf River Acquisition

On October 9, 2019, NJR Pipeline Company (“NJR Pipeline”), our wholly owned subsidiary, acquired 100% of the issued and outstanding limited liability company interests of Leaf River Energy Center LLC and LR Finance, LLC, a wholly owned subsidiary of Leaf River Energy Center LLC, from Leaf River Energy Holdings, LLC for an aggregate purchase price of $367.5 million. We can provide no assurances that the Leaf River Acquisition will be accretive to our earnings or provide other expected benefits. See Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which is incorporated herein by reference, for a discussion of risks related to the Leaf River Acquisition.

Financing of the Leaf River Acquisition

We initially financed $350.0 million of the Leaf River Acquisition with borrowings on a new bridge credit facility. We intend to use the net proceeds from this offering to repay borrowings under our bridge credit facility and related expenses. In addition to this offering, we expect to repay amounts borrowed under our bridge credit facility with proceeds from a private offering of additional debt, or other debt financing. We refer to any debt financing that we expect to incur to repay our bridge credit facility, and related expenses, as the Debt Financing.

This offering is not conditioned on the closing of any Debt Financing. We may not complete the Debt Financing on the terms contemplated by this prospectus supplement or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing.

The Offering

Issuer	New Jersey Resources Corporation, a New Jersey corporation

Shares of Our Common Stock Offered by Us

5,333,334 shares of our common stock (or 6,178,788 shares of our common stock if the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised in full, and we elect to sell the full number of shares that are subject to that option directly to the underwriters)

Shares of Our Common Stock Offered by the Forward Sellers

An aggregate of 366,666 shares of our common stock (or 1,212,120 shares of our common stock if the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised in full, and we elect for the forward sellers to sell the full number of shares that are subject to that option to the underwriters). We currently anticipate that, if the underwriters exercise their option to purchase additional shares, we will request that the forward sellers borrow those additional shares from third parties and sell those shares to the underwriters, and that we will correspondingly enter into additional forward sale agreements with the forward sellers.

Shares of Our Common Stock to be Outstanding After the Offering but Prior to Settlement of the Forward Sale Agreements	95,502,605 shares of our common stock[1]

Shares of Our Common Stock to be Outstanding After Settlement of the Forward Sale Agreements Assuming Physical Settlement

95,869,271 shares of our common stock (or 96,714,725 shares of our common stock if the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised in full, and we elect for the forward sellers to sell the full number of shares that are subject to that option to the underwriters)[2]

____________________

[1]	Based on 90,169,271 shares of our common stock outstanding as of November 29, 2019, and assumes that if the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised, we elect for the forward sellers to sell the full number of shares of our common stock that are subject to that exercise to the underwriters. Excludes (i) shares of our common stock that we may be required to sell to the underwriters in lieu of the forward sellers selling our common stock to the underwriters, (ii) any additional shares we may issue pursuant to our employee stock and dividend reinvestment plans from and after November 29, 2019 through final settlement of the forward sale agreements and (iii) 586,008 shares held as treasury stock.

[2]	Based on 90,169,271 shares of our common stock outstanding as of November 29, 2019. Excludes (i) any additional shares we may issue pursuant to our employee stock and dividend reinvestment plans from and after November 29, 2019 through final settlement of the forward sale agreements and (ii) 586,008 shares held as treasury stock.

Use of Proceeds

We estimate that the net proceeds from the sale of the common stock we are offering, after deducting the underwriting discount and expenses and assuming no exercise of the underwriters’ over-allotment option, will be approximately $212.9 million (based on the offering price of $41.2500 per share).

We will not initially receive any proceeds from the sale of our common stock offered by the forward sellers pursuant to this prospectus supplement, unless (i) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward sellers selling our common stock to the underwriters or (ii) the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised, and we elect to sell the additional shares of our common stock covered by that option to the underwriters rather than requiring the forward sellers to borrow and sell those additional shares of our common stock to the underwriters, in which case we intend to use all net proceeds we receive from any of those sales for the same purposes described below. At an initial forward sale price of $40.0125 per share, we expect to receive net proceeds of approximately $14.7 million (or $48.5 million if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full, and we elect for the forward sellers to sell the full number of shares of our common stock that are subject to that option to the underwriters), subject to the price adjustment and other provisions of the forward sale agreements, in the event of full physical settlement of the forward sale agreements, which settlement must occur by September 30, 2020. The forward sale price that we expect to receive upon physical settlement of the forward sale agreements will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreements during the term of the forward sale agreements. The forward sale price will also be subject to decrease if the cost to a forward seller of borrowing a number of shares of our common stock underlying the applicable forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

We intend to use the net proceeds from the sale of shares of our common stock that we issue and sell in this offering, together with the net proceeds from any Debt Financing, to repay the borrowings under our bridge credit facility, which was used to fund the Leaf River Acquisition. We expect to use the net proceeds from this offering and the Debt Financing, if any, following repayment of our bridge credit facility, and net proceeds from settlement of the forward sale agreements, if any, for general corporate purposes, which may include future acquisitions, repayment of indebtedness, capital expenditures and working capital. This offering is not conditioned on the closing of any Debt Financing. We may not complete the Debt Financing on the terms contemplated by this prospectus supplement or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward sellers selling our common stock to the underwriters, or if the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised, and we elect to issue and sell the additional shares of our common stock covered by that option to the underwriters rather than requiring the forward sellers to borrow and sell those additional shares of our common stock to the underwriters, then we intend to use any net proceeds we receive from any of those sales for the same purposes.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “NJR.”

Transfer Agent and Registrar for Our Common Stock	Broadridge Corporate Issuer Solutions, Inc.

Risk Factors

An investment in our common stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption entitled “Risk Factors” beginning on page S-9 of this prospectus supplement, under the caption “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Accounting Treatment

Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the applicable adjusted forward sale price, which is initially $40.0125 per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on our common stock during the term of the forward sale agreements. Any issuance and delivery of our common stock by us upon any physical or net share settlement of the forward sale agreements, however, will result in dilution to our earnings per share and return on equity.

Conflicts of Interest

The proceeds of this offering (excluding proceeds paid to us (x) in respect of the shares of our common stock we are offering and selling in this offering, (y) with respect to any shares of common stock that we sell to the underwriters in lieu of the forward sellers selling our shares of common stock to the underwriters and (z) if the underwriters exercise their over-allotment option to purchase additional shares of our common stock and we elect to issue the additional shares of common stock directly) will be paid to the forward purchasers. In addition, certain of the proceeds of this offering in respect of the shares of our common stock we are offering and selling in this offering will be used to repay borrowings under our bridge credit facility described under “Use of Proceeds.” As a result, an affiliate of Wells Fargo Securities, LLC and an affiliate of J.P. Morgan Securities LLC will each receive, and affiliates of certain other underwriters may receive, more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities With Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. Wells Fargo Securities, LLC and J.P. Morgan Securities LLC and any such other underwriters described in the prior sentence will not confirm sales to discretionary accounts without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering because our common stock has a “bona fide public market” (as those terms are defined in FINRA Rule 5121). See “Use of Proceeds” and “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Summary Consolidated Financial Information

The summary consolidated financial information of NJR set forth below has been derived from our audited consolidated financial statements and related notes for the three fiscal years ended September 30, 2019, 2018 and 2017 contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, which is incorporated in this prospectus supplement by reference. This summary financial information is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, the notes thereto, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, incorporated by reference in this prospectus supplement and the accompanying prospectus. Our historical results are not necessarily indicative of the results expected for any future period. See “Where You Can Find More Information” in this prospectus supplement.

(Thousands, except per share data)
Fiscal years ended September 30,	2019	2018	2017
OPERATING REVENUES
Utility	$710,793	$731,865	$695,637
Nonutility	1,881,252	2,183,244	1,572,980
Total operating revenues	2,592,045	2,915,109	2,268,617
OPERATING EXPENSES
Gas purchases:
Utility	320,256	276,005	258,687
Nonutility	1,716,098	1,990,832	1,436,740
Related parties	7,948	8,505	8,340
Operation and maintenance	256,951	263,113	222,176
Regulatory rider expenses	33,937	38,969	40,243
Depreciation and amortization	91,730	85,701	81,841
Energy and other taxes	11,190	52,102	49,366
Total operating expenses	2,438,110	2,715,227	2,097,393
OPERATING INCOME	153,935	199,882	171,224
Other income, net	11,273	13,047	10,257
Interest expense, net of capitalized interest	47,082	46,286	44,886
INCOME BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF AFFILIATES	118,126	166,643	136,595
Income tax (benefit) provision	(37,751)	(53,785)	18,343
Equity in earnings of affiliates	13,628	13,008	13,813
NET INCOME	$169,505	$233,436	$132,065

EARNINGS PER COMMON SHARE
Basic	$1.90	$2.66	$1.53
Diluted	$1.89	$2.64	$1.52
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	89,242	87,689	86,321
Diluted	89,616	88,315	87,144

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, that are often beyond our control and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus (see “Where You Can Find More Information” below), including, but not limited to, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as well as under the caption “Cautionary Statement Regarding Forward-Looking Information” in this prospectus supplement, and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Risks Related to the Forward Sale Agreements

Settlement provisions contained in the forward sale agreements subject us to certain risks.

Each forward purchaser will have the right to accelerate its respective forward sale agreement and require us to physically settle that forward sale agreement on a date specified by that forward purchaser if:

●	in its commercially reasonable judgment, (i) it or its affiliate is unable to hedge its exposure under that forward sale agreement because of the lack of sufficient shares of common stock being made available for borrowing by lenders or (ii) it or its affiliate would incur a stock loan cost of more than a specified amount;

●	we declare any dividend or distribution on our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by that forward purchaser;

●	certain ownership thresholds applicable to that forward purchaser are exceeded;

●	an event is announced that, if consummated, would result in an extraordinary event (as defined in each forward sale agreement), including, among other things, certain mergers and tender offers, as well as certain events such as delisting of our common stock (each as more fully described in each forward sale agreement); or

●	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into that forward sale agreement (each as more fully described in each forward sale agreement).

Each forward purchaser’s decision to exercise its right to require us to settle its forward sale agreement will be made irrespective of our interests, including our need for capital. In those cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of that forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, each forward sale agreement will terminate without further liability of either party under the relevant forward sale agreement. Following any termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the forward sale agreements.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion by September 30, 2020.

The forward sale agreements will be physically settled, unless we elect cash or net share settlement under the forward sale agreements. If we decide to physically or net share settle the forward sale agreements, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share and return on equity. If we elect cash or net share settlement for all or a portion of the shares of our common stock included in the forward sale agreements, we would expect the forward purchasers or one of their affiliates to purchase a number of shares of our common stock equal to the portion for which we elect cash or net share settlement, as the case may be, in order to cover its obligation to return the shares of our common stock it had borrowed in connection with sales of our common stock under this prospectus supplement (in the case of any net share settlement, taking into consideration any shares of our common stock that we are required to deliver or entitled to receive upon that net share settlement). If the market value of our common stock at the time of that purchase (determined as set forth in the forward sale agreements) is above the forward sale price at that time, we would pay or deliver, as the case may be, to the forward purchasers under the forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreements), equal to the difference. Any difference could be significant. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for information on the forward sale agreements.

In addition, the purchase of shares of our common stock by a forward purchaser or its affiliate to unwind that forward purchaser’s hedge position could cause the price of our common stock to increase over time, thereby increasing the amount of cash or the number of shares of our common stock that we would owe to that forward purchaser upon a cash settlement or net share settlement, as the case may be, of the applicable forward sale agreement, or decreasing the amount of cash or the number of shares of our common stock that the applicable forward purchaser owes us upon cash settlement or net share settlement, as the case may be, of the applicable forward sale agreement.

In certain bankruptcy or insolvency events, the forward sale agreements will automatically terminate, and we would not receive the expected proceeds from physical settlement of the forward sale agreements.

If we institute, or an appropriate regulatory or other authority having jurisdiction over us institutes against us, or we consent to, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or we or that regulator present a petition for our winding-up or liquidation or we consent to a petition or any other proceeding commences with respect to us under Title 11 of the United States Code, the forward sale agreements will automatically terminate. If the forward sale agreements so terminate, we would not be obligated to deliver to the forward purchasers any of our common stock not previously delivered, and the forward purchasers would be discharged from their obligation to pay the forward sale price per share in respect of any of our common stock not previously delivered. Therefore, to the extent there are any shares of our common stock with respect to which the forward sale agreements have not been settled at the time of any bankruptcy or insolvency proceeding or any petition, we would not receive the forward sale price per share in respect of those shares of our common stock.

Risks Related to this Offering

Our common stock price may be volatile or may decline.

The market price for our common stock may fluctuate significantly from time to time as a result of many factors, including:

●	investors’ perceptions of us and our prospects;

●	investors’ perceptions of us and/or our industries’ risk and return characteristics relative to other investment alternatives;

●	investors’ perceptions of the prospects of the energy markets;

●	differences between actual financial and operating results and those expected by investors and analysts;

●	changes in analyst reports, recommendations or earnings estimates regarding us, other comparable companies or our industries generally, and our ability to meet those estimates;

●	actual or anticipated fluctuations in quarterly financial and operating results;

●	volatility in the equity securities markets;

●	sales, or anticipated sales, of large blocks of our common stock;

●	a real or perceived economic downturn; and

●	other factors described under “Information Concerning Forward-Looking Statements” and “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Future offerings of debt or equity securities, which could rank senior to our common stock, may materially adversely affect the market price of our common stock.

If we decide to issue debt in the Debt Financing or other debt or equity securities in the future, which could rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Therefore, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

You may experience significant dilution as a result of this offering, which may adversely affect the per share trading price of our common stock.

This offering may have a dilutive effect on our earnings per share after giving effect to the issuance of our common stock in this offering and the receipt of the expected net proceeds. The actual amount of dilution from this offering, or from any future offering of our common or preferred stock, will be based on numerous factors, particularly the use of proceeds and the return generated on those proceeds, and cannot be determined at this time.

The issuance of substantial numbers of shares of common stock or securities convertible into shares of common stock, or the perception that those issuances might occur, could materially adversely affect us, including the per share trading price of shares of our common stock, and could be dilutive to our stockholders.

The exercise of the underwriters’ option to purchase additional shares, the vesting of equity awards granted to certain directors, executive officers and other employees under our equity incentive plans, the issuance of our common stock or securities convertible into shares of our common stock in connection with future property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the per share trading price of our common stock, and may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. The forward sale agreements will be physically settled, unless we elect cash or net share settlement under the forward sale agreements. If we decide to physically or net share settle the forward sale agreements, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share and return on equity. In addition, future issuances of shares of our common stock may be dilutive to our stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, without limitation, statements as to management expectations, assumptions and beliefs. Forward-looking statements can also be identified by the use of forward-looking terminology such as “anticipate,” “estimate,” “may,” “could,” “might,” “intend,” “expect,” “believe,” “will,” “plan” or “should” or comparable terminology and are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect on us. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions or beliefs, or that the effect of future developments on us will be those anticipated by management.

We caution readers that the expectations, assumptions and beliefs that form the basis for forward-looking statements regarding customer growth, customer usage, qualifications for investment tax credits (“ITCs”) and solar renewable energy certificates (“SRECs”), future rate case proceedings, financial condition, results of operations, cash flows, capital requirements, future capital expenditures, market risk, effective tax rate and other matters for fiscal 2020 and thereafter include many factors that are beyond our ability to control or estimate precisely, such as estimates of future market conditions, the behavior of other market participants and changes in the debt and equity capital markets. The factors that could cause actual results to differ materially from our expectations, assumptions and beliefs include, but are not limited to, the following:

●	our ability to obtain governmental and regulatory approvals, land-use rights, electric grid connection (in the case of clean energy projects) and/or financing for the construction, development and operation of our unregulated energy investments, pipeline transportation systems and NJNG and NJR Midstream infrastructure projects, including New Jersey Reinvestment in System Enhancement, Southern Reliability Link, Leaf River, PennEast and Adelphia, in a timely manner;

●	risks associated with our investments in clean energy projects, including the availability of regulatory incentives and federal tax credits, the availability of viable projects, our eligibility for ITCs, the future market for SRECs and electricity prices, and operational risks related to projects in service;

●	risks associated with acquisitions and the related integration of acquired assets with our current operations, including the acquisition of Leaf River and our planned Adelphia acquisition;

●	our ability to comply with current and future regulatory requirements;

●	volatility of natural gas and other commodity prices and their impact on NJNG customer usage, NJNG’s Basic Gas Supply Service incentive programs, our Energy Services segment operations and our risk management efforts;

●	the performance of our subsidiaries;

●	access to adequate supplies of natural gas and dependence on third-party storage and transportation facilities for natural gas supply;

●	the level and rate at which NJNG’s costs and expenses are incurred and the extent to which they are approved for recovery from customers through the regulatory process, including through future base rate case filings;

●	the impact of a disallowance of recovery of environmental-related expenditures and other regulatory changes;

●	the regulatory and pricing policies of federal and state regulatory agencies;

●	operating risks incidental to handling, storing, transporting and providing customers with natural gas;

●	demographic changes in our service territory and their effect on our customer growth;

●	timing of qualifying for ITCs due to delays or failures to complete planned solar projects and the resulting impact on our effective tax rate and earnings;

●	changes in rating agency requirements and/or credit ratings and their effect on availability and cost of capital to us;

●	the impact of volatility in the equity and credit markets on our access to capital;

●	our ability to comply with debt covenants;

●	the results of legal or administrative proceedings with respect to claims, rates, environmental issues, gas cost prudence reviews and other matters;

●	risks related to cyberattacks or failure of information technology systems;

●	the impact to the asset values and resulting higher costs and funding obligations of our pension and postemployment benefit plans as a result of potential downturns in the financial markets, lower discount rates, revised actuarial assumptions or impacts associated with the Patient Protection and the Affordable Care Act;

●	commercial and wholesale credit risks, including the availability of creditworthy customers and counterparties, and liquidity in the wholesale energy trading market;

●	accounting effects and other risks associated with hedging activities and use of derivatives contracts;

●	our ability to optimize our physical assets;

●	weather and economic conditions;

●	the costs of compliance with present and future environmental laws, including potential climate change-related legislation;

●	environmental-related and other uncertainties related to litigation or administrative proceedings;

●	changes to tax laws and regulations;

●	any potential need to record a valuation allowance for our deferred tax assets;

●	the impact of natural disasters, terrorist activities and other extreme events on our operations and customers;

●	risks related to our employee workforce and succession planning;

●	risks associated with the management of our joint ventures and partnership; and

●	risks associated with keeping pace with technological change.

For additional factors you should consider, please see “Risk Factors” beginning on page S-9 of this prospectus supplement, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2019. See also “Where You Can Find More Information” in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission, and these filings are publicly available through the Commission’s website (http://www.sec.gov).

This prospectus supplement and the accompanying prospectus, which include information incorporated by reference, are part of a registration statement on Form S-3ASR we have filed with the Commission relating to the common stock offered hereby. As permitted by the Commission’s rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission. You should read the registration statement and the exhibits and schedules for more complete information about us and our common stock.

The registration statement, exhibits and schedules are also available through the Commission’s website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Mr. Richard Reich, Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, telephone number (732) 938-7890. The filings are also available through the Investor Relations section of our website: www.njresources.com. The information on our website is not incorporated into this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

The Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information we file with the Commission. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus supplement and the accompanying prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus supplement and the accompanying prospectus will automatically update and supersede this information.

We are incorporating by reference into this prospectus supplement and the accompanying prospectus the following documents that we have filed with the Commission:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 22, 2019, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the Commission on December 13, 2018;

●	our Current Reports on Form 8-K filed with the Commission on October 11, 2019, November 13, 2019 and November 18, 2019; and

●	the description of common stock contained in our Registration Statement on Form 8-A, dated June 15, 1982, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 22, 2019.

We are also incorporating by reference into this prospectus supplement and the accompanying prospectus any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) prior to the termination of the offering.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock we are offering, after deducting the underwriting discount and expenses and assuming no exercise of the underwriters’ over-allotment option, will be approximately $212.9 million (based on the offering price of $41.2500 per share).

We will not initially receive any proceeds from the sale of our common stock offered by the forward sellers pursuant to this prospectus supplement, unless (i) an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward sellers selling our common stock to the underwriters or (ii) the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised, and we elect to sell the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward sellers to borrow and sell such additional shares of our common stock to the underwriters, in which case we intend to use all net proceeds we receive from any such sales for the same purposes described below. At an initial forward sale price of $40.0125 per share (which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement), we expect to receive net proceeds of approximately $14.7 million (or $48.5 million if the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full, and we elect for the forward sellers to sell the full number of shares of our common stock that are subject to such option to the underwriters), subject to the price adjustment and other provisions of the forward sale agreements, in the event of full physical settlement of the forward sale agreements, which settlement must occur by September 30, 2020. For purposes of calculating the proceeds to us upon settlement of the forward sale agreements, we have assumed that the forward sale agreements are physically settled based upon the initial forward sale price of $40.0125 per share on the effective date of the forward sale agreements, which will be December 9, 2019. The actual proceeds from the forward sales are subject to the final settlement of the forward sale agreements. The forward sale price that we expect to receive upon physical settlement of the forward sale agreements will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased on each of certain dates specified in the forward sale agreements during the term of the forward sale agreements. The forward sale price will also be subject to decrease if the cost to a forward seller of borrowing a number of shares of our common stock underlying the applicable forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest factor will result in a daily reduction of the forward sale price. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

We intend to use the net proceeds from the sale of the shares of our common stock that we issue and sell in this offering, together with the net proceeds from any Debt Financing, to repay the borrowings under our bridge credit facility, which was used to fund the Leaf River Acquisition. Borrowings under our bridge credit facility bear interest at the London Inter-Bank Offered Rate (LIBOR) for a 1-month interest period plus 0.875 percent during the first 180 days, and 1.075 percent, after 180 days, which is dependent on the credit rating of NJNG from Fitch Ratings Company and Moody’s Investors Service, Inc., and our bridge credit facility matures in October 2020. This offering is not conditioned on the closing of any Debt Financing. We may not complete the Debt Financing on the terms contemplated by this prospectus supplement or at all. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities that may be offered in the Debt Financing. We expect to use the net proceeds from this offering and the Debt Financing, if any, following repayment of our bridge credit facility, and the net proceeds that we receive upon settlement of the forward sale agreements, if any, for general corporate purposes, which may include future acquisitions, repayment of indebtedness, capital expenditures and working capital.

In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward sellers selling our common stock to the underwriters, or if the underwriters’ over-allotment option to purchase additional shares of our common stock is exercised, and we elect to issue and sell the additional shares of our common stock covered by such option to the underwriters rather than requiring the forward sellers to borrow and sell such additional shares of our common stock to the underwriters, then we intend to use any net proceeds we receive from any such sales for the same purposes. See “Underwriting (Conflicts of Interest)—Forward Sale Agreements” for a description of the forward sale agreements.

CAPITALIZATION

The following table presents our capitalization on:

●	an actual basis as of September 30, 2019;

●	an as adjusted basis as of September 30, 2019 to give effect to this offering (before giving effect to expenses of this offering and assuming no exercise of the underwriters’ over-allotment option); and

●	an as further adjusted basis as of September 30, 2019 to give effect to the Leaf River Acquisition (together with the matters set forth in prior column).

There have been no other significant adjustments to our capitalization since September 30, 2019. You should read the information below in conjunction with the section of this prospectus supplement entitled “Use of Proceeds,” the financial data included herein and the other financial information incorporated by reference into this prospectus supplement or the accompanying prospectus.

September 30, 2019		As	As Further
(in thousands)	Actual	Adjusted(1)	Adjusted(1)
Cash and cash equivalents	$2,676	$230,747	$2,676
Total current liabilities	446,377	446,377	567,196
Total long-term debt	1,537,177	1,537,177	1,537,177
Total common stock equity	1,551,717	1,779,788	1,779,788
Total capitalization	$3,088,894	$3,316,965	$3,316,965
____________________

(1)	Assumes net proceeds, before expenses, of $228,071,250 from this offering. For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreements are physically settled based on the initial forward sale price of $40.0125 per share (which is the public offering price less the underwriting discount). See “Underwriting (Conflicts of Interest) — Forward Sale Agreements.”

ACCOUNTING TREATMENT

Before the issuance of shares of our common stock, if any, upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of the forward sale agreements over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds due upon full physical settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the applicable adjusted forward sale price, which is initially $40.0125 per share, subject to increase or decrease based on the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on our common stock during the term of the forward sale agreements. Any issuance and delivery of our common stock by us upon physical or net share settlement of the forward sale agreements, however, will result in dilution to our earnings per share and return on equity.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following discussion summarizes material U.S. federal income and estate tax considerations relevant to the acquisition, ownership and disposition of shares of our common stock, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion only applies to shares of our common stock that are held as capital assets, within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in the initial offering at the initial offering price by Non-U.S. Holders (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, traders or dealers in securities or commodities, persons holding shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated or risk-reduction transaction, shareholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons that directly, indirectly or constructively hold in excess of 5% of our common stock, “controlled foreign corporations,” “passive foreign investment companies,” real estate investment trusts and regulated investment companies, governmental organizations, foreign tax-exempt organizations, qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund), persons subject to the alternative minimum tax and accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements or certain former citizens or residents of the United States. This discussion does not address any U.S. federal income tax consequences for any beneficial owner of shares of our common stock who is a United States person within the meaning of Section 7701(a)(30) of the Code (“United States person”) or any entity or arrangement treated as a partnership for U.S. federal income tax purposes. Persons considering the purchase of shares of our common stock are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate (except to the limited extent set forth below), generation-skipping or gift tax laws, the Medicare tax on investment income or the effect of any applicable foreign, state or local laws.

We have not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of shares of our common stock or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is an individual, corporation (or entity treated as a corporation), estate or trust and, for U.S. federal income tax purposes, is not: (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person. If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of such shares of our common stock applicable to them.

Distributions

In general, a distribution that we make to a Non-U.S. Holder with respect to shares of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under the Code. To the extent the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will constitute a return of capital and will first reduce the Non-U.S. Holder’s adjusted tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock (see “—Sale or Other Taxable Disposition of Our Common Stock” below). Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (unless such dividend is eligible for a reduced rate under an applicable income tax treaty). In order to obtain a reduced rate of withholding, a Non-U.S. Holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) properly certifying such Non-U.S. Holder’s eligibility for the reduced rate. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the timing and manner of claiming the benefits.

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, are taxed on a net-income basis at the regular graduated rates applicable to United States persons. The Non-U.S. Holder is generally required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Our Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain, if any, recognized on the sale or other taxable disposition of shares of our common stock, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment within the United States, (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or (iii) our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

In the case described in (i) above, gain or loss recognized on the disposition of shares of our common stock generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax (or a lower applicable treaty rate) on any capital gain recognized on the disposition of shares of our common stock (after being offset by certain U.S.-source capital losses). In the case described in (iii) above, we have not determined whether we are a USRPHC; however, even if we are a USRPHC, so long as shares of our common stock continue to be regularly traded on an established securities market in the United States, within the meaning of applicable Treasury regulations, a Non-U.S. Holder will not be subject to U.S. federal income tax on the disposition of shares of our common stock if the Non-U.S. Holder has not held more than 5% (directly, indirectly or constructively) of our total outstanding common stock at any time during the shorter of the five-year period preceding the date of disposition, or such Non-U.S. Holder’s holding period. If our common stock were not considered to be regularly traded on an established securities market in the United States, such Non-U.S. Holder (regardless of the percentage of shares of our common stock owned) would be subject to U.S. federal income tax on a taxable disposition of shares of our common stock at the regular graduated rates applicable to United States persons and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in our common stock if we were to be treated as a USRPHC. Non-U.S. Holders should also consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of any distributions paid to such holder, whether or not the distribution represents a taxable dividend, the name and address of the recipient and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty.

A Non-U.S. Holder may be subject to backup withholding for dividends paid to such holder unless such holder certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate form) that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding may apply to the proceeds of a sale of our common stock by a Non-U.S. Holder within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate form) that it is a Non-U.S. Holder (and the withholding agent does not have actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 to 1474 of the Code and related IRS guidance (commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) impose a 30% U.S. withholding tax on any dividends on our common stock and (subject to proposed Treasury regulations discussed below) on the gross proceeds from a disposition of our common stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the United States government to withhold on certain payments, and to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial United States owners or provides the withholding agent with a certification (generally on an IRS Form W-8BEN or an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Under certain circumstances, a holder of our common stock might be eligible for refunds or credits of such taxes. Although withholding under FATCA would have applied to payments of gross proceeds from the taxable disposition of our common stock on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. Intergovernmental agreements governing FATCA between the United States and certain other countries may modify the foregoing requirements for certain holders of our common stock. Prospective investors should consult their own tax advisors regarding FATCA and whether it may be relevant to the ownership and disposition of shares of our common stock.

Federal Estate Tax

Shares of our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes unless an applicable income tax treaty provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)

In this offering, subject to the terms and conditions of the underwriting agreement, we have agreed to offer and sell 5,333,334 shares of our common stock to the underwriters, and the forward sellers are, at our request, borrowing and offering to the underwriters 220,000 shares of our common stock in the case of Wells Fargo Securities, LLC and 146,666 shares of our common stock in the case of J.P. Morgan Securities LLC, in each case, in connection with the execution of the forward sale agreements between us and each of the forward purchasers. Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives (the “representatives”) of the underwriters. We have entered into an underwriting agreement with the underwriters, the forward sellers and the forward purchasers. Subject to the terms and conditions of the underwriting agreement, we and the forward sellers have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us and the forward sellers, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of shares of our common stock listed next to its name in the following table:

Name	Number of Shares
Wells Fargo Securities, LLC	2,850,000
J.P. Morgan Securities LLC	1,824,000
BB&T Capital Markets, a division of BB&T Securities, LLC	285,000
TD Securities (USA) LLC	285,000
Scotia Capital (USA) Inc.	171,000
Goldman Sachs & Co. LLC	114,000
Janney Montgomery Scott LLC	85,500
Siebert Williams Shank & Co., LLC	85,500
Total	5,700,000

The underwriters must purchase all of the common stock offered by this prospectus supplement if any of these shares are purchased. Sales of our common stock made outside of the United States may be made by affiliates of the underwriters. See “Notices to Investors.”

We have agreed to indemnify the underwriters, the forward sellers and the forward purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters, the forward sellers or the forward purchasers may be required to make in respect of any of these liabilities.

The expenses of the offering (excluding the underwriting discount) are estimated to be approximately $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted the underwriters an over-allotment option to purchase up to 845,454 shares of our common stock at the per share price to public less the per share underwriting discount set forth on the cover page, to cover over-allotments.

The underwriters may exercise this option, in whole or in part until 30 days from the date of this prospectus supplement. When the underwriters exercise this option, each underwriter will be obligated, subject to the conditions contained in the underwriting agreement, to purchase a number of additional shares of our common stock proportionate to the number of shares initially purchased by that underwriter as reflected in the above table.

We may elect, in our sole discretion if such option is exercised, that such additional shares of our common stock be sold by the forward sellers to the underwriters (in which case we will enter into additional forward sale agreements with the forward purchasers in respect of the number of shares of our common stock that are subject to the exercise of the underwriters’ over-allotment option to purchase additional shares of our common stock). In such event, if a forward purchaser determines, in its commercially reasonable judgment, that its affiliated forward seller is unable to borrow and deliver for sale on the anticipated closing date any shares of our common stock, or that such forward seller would incur a stock loan cost greater than a specified amount in order to do so, then such additional forward sale agreement will be terminated in its entirety. In addition, if a forward purchaser determines, in its commercially reasonable judgment, that its affiliated forward seller is unable to borrow and deliver for sale on the anticipated closing date for the exercise of such option the number of shares of our common stock underlying the relevant forward sale agreement with respect to which such option has been exercised, or that such forward seller would incur a stock loan cost greater than a specified amount in order to do so, then the number of shares of our common stock to which such additional forward sale agreement relates will be reduced to the number that such forward seller can so borrow and deliver. In the event that the number of shares of our common stock to which such additional forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from such forward seller and such forward seller’s obligation to borrow such shares of our common stock for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares of our common stock not borrowed and delivered by such forward seller. In such event, the underwriters will have the right to postpone the closing date for the exercise of such option for one business day to effect any necessary changes to the documents or arrangements in connection with such closing.

Discounts

In connection with the offering, we expect that the net proceeds will be approximately $227.6 million (based on the offering price of $41.2500 per share), assuming no exercise by the underwriters of the over-allotment option to purchase additional shares of common stock in the offering and after deducting the underwriting discount and estimated offering expenses. We will receive the proceeds from the sale of the common stock we are offering upon the closing of this offering. We expect to receive additional proceeds upon the full physical settlement of the forward sale agreements, which we expect to occur by September 30, 2020, subject to certain adjustments under the forward sale agreements. If the forward sale agreements are cash settled or net share settled we will not receive any proceeds from the sale of common stock by the forward sellers in the offering and we may have to make a cash payment (if we elect cash settlement of the forward sale agreements) or a delivery of common stock (if we elect net share settlement of the forward sale agreements) to the forward purchasers. The forward sale price is subject to adjustment pursuant to the forward sale agreements, and the actual proceeds under the forward sale agreements, if any, will be calculated as described in this prospectus supplement. As a result of such adjustment, we may receive an amount in cash upon physical settlement of the forward sale agreements that is less than the amount calculated based on the initial forward sale price. See “Risk Factors—Risks Related to the Forward Sale Agreements.”

The underwriters have advised us that they propose initially to offer shares of our common stock to the public at the initial price to public set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a selling concession of up to $0.7425 per share. If all of such shares of common stock are not sold at the price to public set forth on the cover page of this prospectus supplement, the price to public and other selling terms may be changed by the underwriters.

The following table shows the initial price to public, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock in the offering. We have also agreed to reimburse the underwriters for certain expenses related to this offering.

		No Exercise of	Full Exercise of
		Option to Purchase	Option to Purchase
	Per Share	Additional Shares	Additional Shares(1)
Initial Price to Public	$41.2500	$235,125,000	$269,999,978
Underwriting Discount	$1.2375	$7,053,750	$8,099,999
Proceeds, Before Expenses, to Us(2)	$40.0125	$228,071,250	$261,899,978
____________________

(1)	Assumes we elect to sell the full number of shares that are subject to the option to purchase additional shares directly to the underwriters.

(2)	For the purposes of calculating the aggregate net proceeds to us, we have assumed that the forward sale agreements are physically settled based on the initial forward sale price of $40.0125 per share (which is the public offering price less the underwriting discount shown above).

Lock-Up Agreements

We and our directors and executive officers have agreed that, during the 60 days after the date of this prospectus supplement (the “Lock-Up Period”) and subject to certain exceptions, we and they will not, without the prior written consent of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, directly or indirectly, (i) offer, pledge, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or preferred stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock, preferred stock or other capital stock or (ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequence of ownership of any of our common stock, preferred stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock, preferred stock or other capital stock.

The foregoing restrictions shall not apply to: (a) the issuance and delivery of shares of our common stock pursuant to the forward sale agreements described herein, whether pursuant to physical settlement, pursuant to net share settlement, as a result of an acceleration event or otherwise, (b) our issuance to the underwriters of the shares of common stock covered by this prospectus supplement; (c) transfers of shares of our common stock as a bona fide gift, by will, by intestate succession or to a trust, in each case to or for the benefit of a member of the “immediate family” of such director or officer, or as a bona fide gift to a charity or educational institution; (d) the issuance of shares of our common stock pursuant to an equity incentive award under any compensatory plan, as those plans are in effect on the date of this prospectus supplement; or (e) the issuance of shares of our common stock upon the exercise of stock options issued under an equity incentive award under any compensatory plan, as those plans are in effect on the date of this prospectus supplement.

Wells Fargo Securities, LLC and J.P. Morgan Securities LLC may release the shares of common stock subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release shares of our common stock from lock-up agreements, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC will consider, among other factors, the reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at the time.

Electronic Prospectus

This prospectus supplement and the accompanying prospectus may be made available in electronic format on a website maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to selling group members that may make Internet distributions on the same basis as other allocations.

Forward Sale Agreements

We expect to enter into forward sale agreements on the date of this prospectus supplement with affiliates of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, whom we refer to as the forward purchasers, relating to 220,000 shares of our common stock in the case of the forward sale agreement with the affiliate of Wells Fargo Securities, LLC and 146,666 shares of our common stock in the case of the forward sale agreement with the affiliate of J.P. Morgan Securities LLC. In connection with the execution of the forward sale agreements, and at our request, the forward purchasers or their affiliates, whom we refer to as the forward sellers, are borrowing from third parties and selling in this offering an aggregate of 366,666 shares of common stock.

If a forward purchaser determines, in its commercially reasonable judgment, that its affiliated forward seller is unable to borrow and deliver for sale, on the anticipated closing date, any shares of our common stock, or that such forward seller would incur a stock loan cost greater than a specified amount in order to do so, then the applicable forward sale agreement will be terminated in its entirety. If a forward purchaser determines, in its commercially reasonable judgment, that its affiliated forward seller is unable to borrow and deliver for sale on the anticipated closing date 220,000 shares of our common stock in the case of the forward sale agreement with the affiliate of Wells Fargo Securities, LLC or 146,666 shares of our common stock in the case of the forward sale agreement with the affiliate of J.P. Morgan Securities LLC, or that such forward seller would incur a stock loan cost greater than a specified amount in order to do so, then the number of shares of our common stock to which the applicable forward sale agreement relates will be reduced to the number that such forward seller can so borrow and deliver. In the event that the number of shares of our common stock to which the applicable forward sale agreement relates is so reduced, the commitments of the underwriters to purchase shares of our common stock from such forward seller and such forward seller’s obligation to borrow such shares of our common stock for delivery and sale to the underwriters, as described above, will be replaced with the commitments to purchase from us and our corresponding obligation to issue directly to the underwriters all or such portion of the number of shares of our common stock not borrowed and delivered by such forward seller. In such event, the underwriters will have the right to postpone the closing date for one business day to effect any necessary changes to the documents or arrangements.

We will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, subject to certain adjustments pursuant to the forward sale agreements, from the forward purchasers upon physical settlement of the forward sale agreements. We will only receive such proceeds if we elect to physically settle the forward sale agreements.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion by September 30, 2020. On a settlement date or dates, if we decide to physically settle the forward sale agreements, we will issue shares of our common stock to the forward purchasers at the then-applicable forward sale price. The forward sale price will initially be $40.0125 per share, which is the public offering price of our common stock less the underwriting discount shown on the cover page of this prospectus supplement. The forward sale agreements provide that the initial forward sale price will be subject to adjustment based on a floating interest rate factor equal to the overnight bank funding rate less a spread, and will be subject to decrease on each of certain dates specified in the forward sale agreements. The forward sale price will also be subject to decrease if the cost to a forward seller of borrowing a number of shares of our common stock underlying the applicable forward sale agreement exceeds a specified amount. If the overnight bank funding rate is less than the spread on any day, the interest rate factor will result in a daily reduction of the forward sale price.

Before any issuance of shares of our common stock upon physical or net share settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon physical settlement of the forward sale agreements over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, prior to physical or net share settlement of the forward sale agreements and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price. However, if we decide to physically or net share settle the forward sale agreements, delivery of shares of our common stock on any physical or net share settlement of the forward sale agreements will result in dilution to our earnings per share and return on equity.

Each forward purchaser will have the right to accelerate its respective forward sale agreement and require us to physically settle the forward sale agreement on a date specified by such forward purchaser if:

●	in its commercially reasonable judgment, (i) it or its affiliate is unable to hedge its exposure under such forward sale agreement because of the lack of sufficient shares of our common stock being made available for borrowing by lenders or (ii) it or its affiliate would incur a stock loan cost of more than a specified amount;

●	we declare any dividend or distribution on our common stock payable in (i) cash in excess of a specified amount (other than extraordinary dividends), (ii) securities of another company or (iii) any other type of securities (other than our common stock), rights, warrants or other assets for payment at less than the prevailing market price, as determined by such forward purchaser;

●	certain ownership thresholds applicable to such forward purchaser are exceeded;

●	an event is announced that, if consummated, would result in an extraordinary event (as defined in each forward sale agreement), including, among other things, certain mergers and tender offers, as well as certain events such as delisting of our common stock (each as more fully described in each forward sale agreement); or

●	certain other events of default or termination events occur, including, among other things, any material misrepresentation made in connection with entering into such forward sale agreement (each as more fully described in each forward sale agreement).

Each forward purchaser’s decision to exercise its right to require us to settle its forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the terms of the physical settlement provisions of such forward sale agreement irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency, or reorganization relating to us, the relevant forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock and we would not receive any proceeds pursuant to the applicable forward sale agreement. See “Risk Factors— Risks Related to the Forward Sale Agreements.”

The forward sale agreements will be physically settled, unless we elect cash or net share settlement under the forward sale agreements (which we have the right to do, subject to certain conditions, other than in the limited circumstances described above). Although we expect to settle entirely by the delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle if we have no current use for all or a portion of the net proceeds that would be due upon physical settlement of the forward sale agreements. If we elect to cash settle or net share settle the forward sale agreements, the forward purchasers or one of their affiliates will purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind their respective hedge (in the case of any net share settlement, taking into consideration any shares of our common stock that we are required to deliver or entitled to receive upon such net share settlement). If the market value of our common stock at the time of such purchase (as determined pursuant to the terms of the forward sale agreements) is above the forward sale price at that time, we will pay or deliver, as the case may be, to the forward purchasers under the forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreements), equal to such difference. Any such difference could be significant. Conversely, if the market value of our common stock (as determined pursuant to the terms of the forward sale agreements) is below the forward sale price at that time, the forward purchasers will pay or deliver, as the case may be, to us under the forward sale agreements, an amount in cash, or a number of shares of our common stock with a market value (determined as set forth in the forward sale agreements), equal to such difference.

The purchase of shares of our common stock by the forward purchasers or their affiliates as described above could cause the price of our common stock to increase over time, thereby increasing the amount of cash we owe to the forward purchasers or decreasing the amount of cash that the forward purchasers owe us, as the case may be, in the event of cash settlement, or increasing the number of shares of our common stock we owe to the forward purchasers or decreasing the number of shares of our common stock that the forward purchasers owe us, as the case may be, in the event of net share settlement.

Stabilization and Short Positions

Until the distribution of the common stock offered hereby is completed, Commission rules may limit the underwriters and selling group members from bidding for or purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases that peg, fix or maintain the price of the common stock.

In connection with this offering, the underwriters may make short sales of shares of our common stock. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of shares of our common stock than they are required to purchase in the offering. Short sales may be “naked short sales,” which are short positions in excess of that amount. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the underwriters to cover short positions may have the effect of raising or maintaining the market price of shares of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than it would otherwise be in the absence of these transactions. If these activities are commenced, they may be discontinued at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter is required to repay to the underwriting syndicate a portion of the underwriting discount received by such underwriter because the other underwriters have repurchased common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

NYSE Listing

Our common stock is listed on the NYSE under the symbol “NJR.” We intend to list on the NYSE any shares we sell to the underwriters in this offering and any shares we deliver to physically settle the forward sale agreements.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their business, the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and/or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates have lending relationships with us. In particular, affiliates of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC and affiliates of certain other underwriters participate in our revolving credit arrangements and our bridge credit facility described under “Use of Proceeds.”

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

The proceeds of this offering (excluding proceeds paid to us (x) in respect of the shares of our common stock we are offering and selling in this offering, (y) with respect to any shares of common stock that we sell to the underwriters in lieu of the forward sellers selling our shares of common stock to the underwriters and (z) if the underwriters exercise their over-allotment option to purchase additional shares of our common stock and we elect to issue the additional shares of common stock directly) will be paid to the forward purchasers. In addition, certain of the proceeds of this offering in respect of the shares of our common stock we are offering and selling in this offering will be used to repay borrowings under our bridge credit facility described under “Use of Proceeds.” As a result, affiliates of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC will each receive, and affiliates of certain other underwriters may receive, more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities With Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”).

Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. Each of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC and any such other underwriters described in the prior paragraph will not confirm sales to discretionary accounts without the prior written approval of the customer. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering because our common stock has a “bona fide public market” (as such terms are defined in FINRA Rule 5121). See “Use of Proceeds” for additional information.

NOTICES TO INVESTORS

No Public Offering Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for purposes of the Prospectus Regulation (as defined below).

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of our common stock have been offered or will be offered to the public in that Member State prior to the publication of a prospectus in relation to the shares of our common stock that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State (all in accordance with the Prospectus Regulation), except that an offer to the public of any shares of our common stock in that Member State may be made at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our common stock subscribed or acquired by it in the offer have not been subscribed or acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances that may give rise to an offer of any shares of our common stock to the public other than their offer or resale in a Member State to qualified investors as so defined in the Prospectus Regulation or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this section, the expression “offer to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, and the expression “Prospectus Regulation” means Regulation 2017/1129/EU.

United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other documents or materials relating to the issue of the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorised person for purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom.

The communication of such documents and/or materials as financial promotions is made only to and directed only at: (i) those persons and entities in the United Kingdom that have professional experience in matters relating to investments and that fall within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) high net worth companies, unincorporated associations and other persons and entities falling within Article 49(2)(a) to (d) of the Order; and (iii) any other persons or entities to which such documents and/or materials may otherwise be lawfully communicated in accordance with the Order (all such persons and entities falling within clauses (i) through (iii) above together being referred to for purposes of this paragraph as “Relevant Persons”). In the United Kingdom, the shares of our common stock are available only to, and an invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of our common stock will be engaged in only with, Relevant Persons. Any person or entity in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

Anything done by any person or entity in relation to the shares of our common stock in, from or otherwise involving the United Kingdom must only be done in compliance with all applicable provisions of the FSMA.

Japan

The shares of our common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the “Financial Instruments and Exchange Act”), and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person or entity resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other Australian governmental agency in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for purposes of the Corporations Act and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken that would permit an offering of the shares of our common stock in circumstances that would require disclosure under Part 6D.2 or Part 7.9 of the Corporations Act.

The shares of our common stock may not be offered for sale, and application for the sale or purchase of any shares of our common stock may not be invited, in Australia (including an offer or invitation that is received by a person or entity in Australia), and neither this prospectus supplement or the accompanying prospectus nor any other offering material or advertisement relating to the shares of our common stock may be distributed or published in Australia, unless, in each case: (i) the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the shares of our common stock or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act; (ii) the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person or entity making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license; (iii) the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act); (iv) the offer or invitation does not constitute an offer or invitation to a person or entity in Australia that is a “retail client” as defined for purposes of Section 761G of the Corporations Act; and (v) such action does not require any document to be lodged with the ASIC or the Australian Securities Exchange.

Canada

The shares of our common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the common stock offered hereby and certain other related legal matters will be passed upon for NJR by Troutman Sanders LLP, Richmond, Virginia. Certain legal matters in connection with the common stock will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York, and for the forward purchasers and the forward sellers by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from New Jersey Resources Corporation’s Annual Report on Form 10-K, for the year ended September 30, 2019, and the effectiveness of New Jersey Resources Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

NEW JERSEY RESOURCES CORPORATION

Common Stock

We may, from time to time, offer and sell shares of our common stock, par value $2.50 per share, or our Common Stock, in amounts, at prices and on terms described in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings.

This prospectus provides you with a general description of the Common Stock that we may offer and a general description of the manner in which we may offer it. Each time we offer shares of our Common Stock, we will provide a prospectus supplement that contains more specific information about the terms of the offering, including the specific manner in which those shares will be sold and the prices at which those shares will be sold. We may also supplement, update or amend in the prospectus supplement any of the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before investing in shares of our Common Stock.

We may offer and sell shares of our Common Stock to, or through, one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our Common Stock, the amount of Common Stock to be purchased by them, and the compensation they will receive. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of our Common Stock.

Our Common Stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “NJR.”

Our principal offices are located at 1415 Wyckoff Road, Wall, New Jersey 07719, and our telephone number is (732) 938-1480.

Investing in our Common Stock involves risks. Before buying our Common Stock, you should read carefully the Risk Factors described on page 1 of this prospectus and in any accompanying prospectus supplement and in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2019.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 4, 2019.

TABLE OF CONTENTS

RISK FACTORS	1
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS	2
ABOUT NEW JERSEY RESOURCES CORPORATION	3
USE OF PROCEEDS	3
DESCRIPTION OF COMMON STOCK	4
PLAN OF DISTRIBUTION	7
LEGAL MATTERS	9
EXPERTS	9

i

RISK FACTORS

Investing in our Common Stock involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended September 30, 2019, which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus and any prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our Common Stock in one or more offerings.

This prospectus provides you with a general description of the shares of Common Stock we may offer and a general description of the manner in which we may offer them. Each time we offer shares of Common Stock under this prospectus, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also supplement, update or amend information contained in this prospectus. You should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information incorporated into this prospectus, as described below, and the information described under the heading “Where You Can Find More Information,” before investing in our Common Stock.

This prospectus, any prospectus supplement and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, shares of our Common Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since the relevant date.

We will not use this prospectus to offer and sell our Common Stock unless it is accompanied by a prospectus supplement that more fully described the terms of the applicable offering.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “NJR,” “we,” “us,” “our” or similar references mean New Jersey Resources Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. The Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically.

We also maintain a website at www.njresources.com that contains information concerning us and our affiliates. The information on our website is not incorporated in this prospectus, and you should not consider it a part of this prospectus.

The following documents filed with the Commission (File No. 001-08359) are incorporated herein by reference:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 22, 2019, including the information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the Commission on December 13, 2018;

●	our Current Reports on Form 8-K filed with the Commission on October 11, 2019, November 13, 2019 and November 18, 2019; and
●	the description of Common Stock contained in our Registration Statement on Form 8-A, dated June 15, 1982, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 22, 2019, and pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by NJR with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

NJR hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents not specifically incorporated by reference therein. Requests for such copies should be directed to Mr. Richard Reich, Corporate Secretary, New Jersey Resources Corporation, 1415 Wyckoff Road, Wall, New Jersey 07719, telephone number (732) 938-7890.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference certain information in this prospectus which is “forward-looking information” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters incorporated by reference herein or discussed in this prospectus.

Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified and will in the future identify a number of these generally applicable factors in our reports on Forms 10-K, 10-Q and 8-K incorporated by reference herein or in other offering materials. We refer you to those discussions for further information.

Any forward-looking statement speaks only as of the date on which it is made. While NJR periodically reassesses material trends and uncertainties affecting its results of operations and financial condition in connection with its preparation of management’s discussion and analysis of results of operations and financial condition contained in its Quarterly and Annual Reports, NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

See “Where You Can Find More Information” on page 1.

ABOUT NEW JERSEY RESOURCES CORPORATION

New Jersey Resources Corporation is a New Jersey corporation formed in 1981 pursuant to a corporate reorganization. We are an energy services holding company whose principal business is the distribution of natural gas through a regulated utility, providing other retail and wholesale energy services to customers and investing in clean energy projects and midstream assets. We are an exempt holding company under section 1263 of the Energy Policy Act of 2005.

Our primary subsidiaries include:

●	New Jersey Natural Gas Company (NJNG) provides regulated retail natural gas service to approximately 547,600 residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets. NJNG, a local natural gas distribution company, is regulated by the New Jersey Board of Public Utilities and comprises our natural gas distribution segment.

●	NJR Clean Energy Ventures Corporation (NJRCEV) includes the results of operations and assets related to our unregulated capital investments in clean energy projects, including commercial and residential solar projects. NJRCEV comprises our clean energy ventures segment.

●	NJR Energy Services Company (NJRES) maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts in the U.S. and Canada. NJRES also provides unregulated wholesale energy management services to other energy companies and natural gas producers. NJRES comprises our energy services segment.

●	NJR Midstream Holdings Corporation (NJR Midstream), which comprises the midstream segment, invests in energy-related ventures through its subsidiaries. Investments include NJR Steckman Ridge Storage Company, which holds our 50 percent combined ownership interest in Steckman Ridge, located in Pennsylvania, and NJR Pipeline Company, which includes our 100 percent equity ownership in Adelphia Gateway, LLC (Adelphia) and our 20 percent ownership interest in PennEast Pipeline Company, LLC (PennEast). NJR Pipeline Company also includes Leaf River Energy LLC, which was acquired on October 11, 2019.

●	NJR Home Services Company provides heating, ventilation and cooling service, sales and installation of appliances to approximately 108,000 service contract customers, as well as solar installation projects, and is the primary contributor to home services and other operations.

For more information about NJR and its subsidiaries, visit our website at www.njresources.com. Except for documents specifically incorporated into this prospectus, the information contained in, or that can be accessed through, our website is not a part of this prospectus.

USE OF PROCEEDS

Unless otherwise stated in an applicable prospectus supplement, we intend to use the net proceeds of any offering for general corporate purposes, including future acquisitions, repayment of indebtedness, capital expenditures and working capital. When securities are offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. Pending those uses, we may temporarily invest the net proceeds in short-term investments. The precise amount and timing of the application of the net proceeds will depend upon our capital requirements and the availability of other funds.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of our Common Stock does not purport to be complete. For a complete description, we refer you to the laws of the State of New Jersey and to our restated certificate of incorporation and by-laws, each as amended. For a more complete understanding of our Common Stock, we encourage you to read carefully this entire prospectus, as well as our certificate of incorporation and by-laws, each as amended and each of which is incorporated herein by reference. See “Where You Can Find More Information” for information on how to obtain documents from us, including our certificate of incorporation and by-laws, each as amended.

General

We are authorized to issue up to 150,400,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, par value $2.50 per share, and 400,000 shares of preferred stock, par value $100 per share. As of November 29, 2019, we had 90,169,271 shares of our Common Stock issued and outstanding. No shares of our preferred stock are currently issued and outstanding.

Our board of directors is authorized to issue preferred stock without shareowner approval on such terms as our board of directors may determine, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights. Our Common Stock holders will be subject to, and may be negatively affected by, the rights of any preferred stock that may be issued in the future.

Dividend Rights

Subject to the limitations, if any, specified with respect to any outstanding preferred stock, or any series thereof, holders of our Common Stock are entitled to receive dividends, if any, out of any funds legally available therefor, when and as declared by our board of directors.

Voting Rights of Common Stock

Each share of Common Stock is entitled to one vote in the election of directors and other matters. There is no provision for cumulative voting.

Fully Paid

Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable. Any additional Common Stock we issue will also be fully paid and non-assessable. Holders of our Common Stock are not, and will not be, subject to any liability as shareowners.

Liquidation and Dissolution

Subject to the limitations, if any, specified with respect to any outstanding preferred stock, or any series thereof, in the event of any dissolution, liquidation or winding up of NJR, whether voluntary or involuntary, holders of our Common Stock are entitled to share ratably in the assets of NJR legally available for distribution to the holders of our Common Stock.

Other Rights

We will notify shareowners of any shareowners’ meetings according to applicable law. The holders of Common Stock have no preemptive rights to purchase our shares of Common Stock. Shares of our Common Stock are not subject to any redemption or sinking fund provisions and are not convertible or exchangeable into any of our other securities. There are no restrictions on transfer of our shares of Common Stock, except as required by law.

Listing

Our Common Stock is listed on the New York Stock Exchange under the symbol “NJR.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.

Anti-Takeover Effects of Our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws, each as amended, as well as New Jersey law, contain provisions that could delay, defer or prevent an unsolicited change in control of NJR, which may negatively affect the market price of our Common Stock or the ability of shareowners to participate in a transaction in which they might otherwise receive a premium for their shares over the then current market price. These provisions may also prevent changes in management. In addition, we are subject to the New Jersey Shareholders’ Protection Act, which could delay or prevent a change of control of NJR, as described below.

Board of Directors

Our board of directors is divided into three classes, one class of which is elected each year by our shareowners. The directors in each class will serve for a three-year term. No member of the board of directors may be removed from office except for cause, and only then by the affirmative vote of the holders of 80% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Additionally, vacancies on our board of directors may be filled by a majority of the remaining directors then in office, even if less than a quorum.

The classification of our board of directors and the limitations on the ability of our shareowners to remove directors could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Business Combinations

Business combinations require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of stock of all classes and series entitled to vote generally in the election of directors, in each case voting together as single class.

Shareowner Proposals and Director Nominations

Our shareowners can submit shareowner proposals and nominate candidates for the board of directors if the shareowners follow advance notice procedures described in our by-laws, as amended.

To nominate directors, shareowners must submit a written notice to our corporate secretary at least 75 days before the first anniversary of the date of our last annual meeting. The notice must include, among other things, the name and address of the shareowner and of the nominee, the class and number of shares owned by the shareowner, a description of any arrangements between the shareowner and the nominee, information about the nominee required by the Commission, the written consent of the nominee to serve as a director and other information, as further described in our by-laws, as amended.

Shareowner proposals must be submitted to our corporate secretary at least 75 days before the first anniversary of the date of our last annual meeting. The notice must include, among other things, a description of the proposal, the reasons for presenting the proposal at the annual meeting, the text of any resolutions to be presented, the shareowner’s name and address and number of shares held and any material interest of the shareowner in the proposal, as further described in our by-laws, as amended.

Director nominations and shareowner proposals that are late or that do not include all required information may be rejected. This could prevent shareowners from bringing certain matters before an annual or special meeting, including making nominations for directors.

New Jersey Anti-Takeover Statute

New Jersey has adopted a type of anti-takeover statute known as a “business combination” statute. Subject to numerous qualifications and exceptions, the statute prohibits an interested shareowner of a corporation from effecting a business combination with the corporation for a period of five years unless (i) the corporation’s board approved the combination prior to the shareowner becoming an interested shareowner or (ii) the corporation’s board approved the transaction or series of transactions which caused the person to become an interested shareowner prior to becoming an interested shareowner and any subsequent business combination with that interested shareowner is approved by independent members of the board and the holders of a majority of the voting stock not beneficially owned by the interested shareowner. In addition, but not in limitation of the five-year restriction, if applicable, corporations such as NJR covered by the New Jersey statute may not engage at any time in a business combination with any interested shareowner of that corporation unless the combination is approved by the board prior to the interested shareowner’s stock acquisition date, the combination receives the approval of two-thirds of the outstanding capital stock of the corporation not beneficially owned by the interested shareowner, or the combination meets minimum financial terms specified by the statute. An “interested shareowner” for this purpose is defined to include any beneficial owner of 10% or more of the voting power of the outstanding capital stock of the corporation or an affiliate or associate of the company who within the prior five-year period has at any time owned 10% or more of the voting power. The term “business combination” is defined broadly to include, among other things:

●	the merger or consolidation of the corporation with the interested shareowner or any corporation that after the merger or consolidation would be an affiliate or associate of the interested shareowner;
●	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested shareowner or any affiliate or associate of the interested shareowner of 10% or more of the corporation’s assets; or

●	the issuance or transfer to an interested shareowner or any affiliate or associate of the interested shareowner of 5% or more of the aggregate market value of the stock of the corporation.

PLAN OF DISTRIBUTION

We may sell the shares of Common Stock offered under this prospectus in any of the ways described below or in any way set forth in an applicable prospectus supplement:

●	to or through underwriters, brokers or dealers;
●	through one or more agents, including in an “at-the-market” offering within the meaning of Rule 415 under the Securities Act;
●	directly to purchasers or to a single purchaser;
●	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange, quotation system or over-the-counter market rules;
●	sales in connection with forward sale, option or other types of agreements with third parties; or
●	through a combination of any of these methods of sale.

The distribution of shares of Common Stock offered under this prospectus may be effected from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed from time to time;
●	at market prices prevailing at the time of sale;
●	at prices related to such prevailing market prices; or
●	at negotiated prices.

We will set forth in a prospectus supplement the terms of a particular offering of shares of our Common Stock under this prospectus, including:

●	the method of distribution of the shares being sold and any applicable restrictions;
●	the name or names of any agents or underwriters;
●	the purchase price of the securities being offered and the proceeds we will receive from the sale;
●	any overallotment options under which underwriters may purchase additional shares of stock from us;
●	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation; and
●	any discounts or concessions allowed or re-allowed or paid to dealers.

Underwriters may offer and sell the shares of Common Stock offered under this prospectus from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in an underwriting agreement between us and the underwriters. If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement or a free writing prospectus, naming the underwriter, the nature of any such relationship.

Any offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may from time to time engage a firm to act as our agent for one or more offerings of our shares of Common Stock under this prospectus. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of shares and any minimum price below which sales may not be made, then the offering agent will try to sell such shares on the agreed terms. The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be through an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments that the agents, underwriters, or other third parties may be required to make in respect of these civil liabilities. Agents, underwriters, and such other third parties may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the shares of Common Stock. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

If indicated in an accompanying prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase Common Stock from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the Common Stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the NYSE may engage in passive market making transactions in our shares of Common Stock on the NYSE during the business day prior to the pricing of an offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We also may sell any of the shares of Common Stock offered under this prospectus through other agents designated by us from time to time. We will name any agent involved in the offer or sale of the shares and will list any commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the applicable prospectus supplements.

LEGAL MATTERS

Troutman Sanders LLP, counsel to NJR, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Underwriters, dealers or agents, if any, who we identify in a prospectus supplement may have their own counsel pass upon certain legal matters in connection with the securities we are offering in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from New Jersey Resources Corporation’s Annual Report on Form 10-K, for the year ended September 30, 2019, and the effectiveness of New Jersey Resources Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.